EXHIBIT "1"

CHARLES W. HOSKINS
9000 WHISPERING WIND ROAD
LINCOLN, NE 68512

June 25, 2010

TierOne Corporation
Lincoln, NE

By this letter I am tendering my resignation as Chairman, member and any related positions of the TierOne Board of Directors, effective June 25, 2010.

Sincerely,

Charles W. Hoskins